Exhibit 10.11

SEPARATION AND RELEASE AGREEMENT
 (Peter W. Noble)

This Separation and Release Agreement (“Agreement”) is made and entered into by and between Peter W. Noble (“Employee”) and Onvia, Inc. (the “Company”).

Both parties wish to set forth the terms and conditions of Employee’s departure from Employee’s employment with the Company.  In consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.  Separation Date.  Employee’s employment with the Company is ending effective May 16, 2007 (the “Separation Date”).  Employee will be paid Employee’s salary through the Separation Date, less all required or agreed upon withholding.  Employee will not be entitled to receive any further compensation or benefits from the Company, except as described in the balance of this Agreement.  Employee acknowledges that following the Separation Date, Employee will have no authority to bind the Company to any contract or agreement, or to act on behalf of the Company or any of its affiliates, and the Company will not have any obligation to reimburse Employee for any expenses incurred by Employee on or after the Separation Date.

2. Severance Payment.  The Company will pay Employee a total sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) as a severance payment (“Severance Payment”).  The Severance Payment will be subject to all lawful or required deductions and will be paid in a lump sum, following the same direct deposit instructions authorized by Employee for payroll purposes, if applicable.  Employee and the Company agree that the Severance Payment represents sufficient consideration for the potential claims being released.

3.  Accrued Paid Time Off.  Employee will be paid for any earned but unused paid time off (approximately 176 hours), less all lawful and required deductions.

4.  Stock Options.  As of the Separation Date, Employee has 73,334 fully vested and exercisable stock options granted under the Onvia, Inc. Amended and Restated 1999 Stock Option Plan (the “1999 Plan”). Employee acknowledges that as a consequence of Employee’s termination as an Onvia employee on the Separation Date, and pursuant to the terms of each stock option that has been granted to Employee under the 1999 Plan, Employee will have three (3) months from the Separation Date (until August 16, 2007) to exercise each stock option to the extent each stock option was vested on the Separation Date. Nonvested stock options will be forfeited upon the Separation Date.

5.  The Company’s 401(k) Plan.  Employee will continue to be eligible as an “employee” of the Company through the Separation Date for employer contributions made to the Company’s 401(k) Plan, according to the terms of the Company’s 401(k) Plan. Severance payments payable under this Agreement are not included for the purpose of calculating 401(k) contributions made on Employee’s behalf.  In addition, Employee will be entitled to receive all accrued and vested benefits from the 401(k) Plan, according to the terms of that plan.  Nonvested benefits will be forfeited upon the Separation Date.

6. Medical Benefits/COBRA Coverage. The Company will continue to provide coverage under any group medical benefits plan under which Employee and Employee’s dependents were covered on the date of this Agreement, through and including the Separation Date.  Employee will be responsible to pay any amounts chargeable as “employee premium contribution” amounts with respect to any such coverage.  Employee and Employee’s covered dependents may be eligible to elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended (“COBRA”).  In the event that Employee elects to extend his group health plan coverage, the Employee will be solely responsible for costs associated with such continuation coverage for Employee and Employee’s covered. The Company will pay Employee a total sum of TWO THOUSAND SEVENTY FIVE DOLLARS AND SEVENTY SIX CENTS ($2,075.76), which Employee may use to pay for such continuation coverage costs. From and after the Separation Date, the Company will have no responsibility to provide medical benefits coverage to Employee.

7.  Release of Claims.  In consideration of the Severance Payment and other benefits under this Agreement, which are in addition to the benefits that Employee is otherwise entitled to receive, Employee and Employee’s successors and assigns forever release and discharge the Company and its affiliated companies, and the employees, agents, officers, directors and shareholders of any of them, from all claims, demands, actions or causes of action, rights or damages, including costs and attorneys’ fees (collectively, “Claims”), which Employee may have on Employee’s behalf, known, unknown, or later discovered which arose prior to the date Employee signs this Agreement, except as set forth below..

7.1.  This release includes but is not limited to: Claims for breach of express or implied contract, breach of covenant of good faith and fair dealing, wrongful discharge, constructive discharge, defamation, tortious interference with business expectancy, personal injury, mental distress, or impaired reputation; Claims for unpaid salary, wages, commissions, bonuses or other compensation under any federal, state or local wage and hour or wage claims statutes; Claims arising under the Age Discrimination in Employment Act, the Civil Rights Acts, the Equal Pay Act, the Americans with Disabilities Act, or any other federal, state or local laws or regulations prohibiting employment discrimination; Claims under any federal, state or local leave laws like the Family Medical Leave Act; Claims under the Employee Retirement Income Security Act; and Claims alleging any legal restriction on the Company’s right to separate from employment its employees.  This shall not apply to any claims by or rights of employee (a) for compensation for vested benefits arising under any Company employee benefit plan, in accordance with the terms of such plans;(b) arising under any company insurance plan or policy;(c) with respect to any obligation of the Company under this Agreement;(d) for indemnification or defense, including attorney’s fees and cost, by the Company, to the extent such rights may arise under law, or be provided under  the Company’s Articles, Bylaws or otherwise, with respect to Employee’s acts or omissions while employed by the Company.

8.  No Admission of Liability.  Employee understands and acknowledges that this Agreement does not constitute an admission by the Company of any wrongdoing or liability.

9. Confidential Information.

9.1. Non-Disclosure.  Employee acknowledges that by virtue of Employee’s employment with the Company, Employee has access to and acquired knowledge of trade secrets and information relating to the business of the Company and its affiliates that are not generally known outside of Onvia (“Confidential Information”).  At all times during and after employment, Employee agrees to hold the Confidential Information in trust and strict confidence.  Employee agrees not to use or disclose the Confidential Information for any purpose other than for the benefit of the Company.

9.2.  Return of Materials/Equipment.  Employee will promptly deliver to the Company, and will not remove from the Company’s premises or possession, all documents and materials, or copies thereof, that contain Confidential Information or that Employee prepared or acquired in connection with the Company’s business.  Employee will also promptly deliver to the Company all property (e.g., phone, blackberry, laptop, etc.) provided by the Company.

9.3.  Injunctive Relief.  Employee acknowledges and agrees that Onvia has the right to obtain an injunction to restrain Employee from disclosing Confidential Information and is not required to post bond or other security.

9.4  Non-Compete/Non-Solicitation and Other Obligations.  Employee specifically reaffirms that Employee will continue to abide by the provisions of any Onvia Proprietary Information and Inventions Agreement, the Onvia Nondisclosure Agreement, and any other documents and agreements that the Employee signed during his employment with Onvia and with which Employee is familiar. Such agreement(s) remain in full force and effect, and nothing in this Agreement is intended to supersede those agreements(s).

10.  Arbitration.

10.1. Notice and Selection of Arbitrator.  The parties agree that, with the exception of injunctive and other relief that the Company may seek to enforce Employee’s confidentiality obligations under of this Agreement, any dispute arising under this Agreement must be submitted to arbitration in either King County, Washington, the county and state for the Company’s facility to which Employee was last assigned, or other mutually agreed upon venue, before a disinterested arbitrator.  Arbitration will be commenced by service on the other party to the dispute of a written request for arbitration, containing a brief description of the matter at issue and the names and addresses of three arbitrators acceptable to the petitioner.  Within thirty (30) days after receiving the request, the other party must either select one of the proposed arbitrators or provide the names and addresses of three other arbitrators acceptable to the proposing party.  If the parties are unable to select an arbitrator from those proposed, an arbitrator will be chosen impartially by the American Arbitration Association.

10.2. Rules of Proceeding.  Arbitration proceedings will be conducted under the commercial rules then prevailing of the American Arbitration Association.  The arbitrator is not bound to any formal rules of evidence or procedure, and may consider such matters as a reasonable businessperson would take into account in decision-making.

10.3. Decision Final and Binding.  The decision of the arbitrator will be final and binding on the parties, and may be entered and enforced in any court of competent jurisdiction.

10.4. Expenses.  Each party will share equally the expenses of the arbitrator and other arbitration expenses.  Attorney fees, witness fees and other expenses incurred by a party in preparing for the arbitration are not “arbitration expenses” and will be paid by the party incurring them, subject to any right to recover reasonable attorney’s fees and costs, which shall include arbitration expenses.

11.  Non-Disparagement.  Employee agrees that Employee will not make any disparaging or derogatory remarks about the Company or any of its officers, directors, employees or agents at any time, and that the Company will not make any disparaging or derogatory remarks about Employee at any time.

12.  No Claims.  Employee represents that Employee has not filed any Claim that was released in this Agreement and that Employee will not do so at any time in the future; provided, however, that this will not limit Employee from filing a Claim to enforce the terms of this Agreement.

13.  Agreement Confidential.  Employee will keep the fact and terms of this Agreement completely confidential and will not disclose the existence of this Agreement or its terms, except as required by law or court order.  Employee may, however, disclose the existence and terms of this Agreement with Employee’s attorney, accountant, financial advisors, and spouse or domestic partner.  Any such third persons informed of the terms of this Agreement will in turn be advised by Employee of this confidentiality provision and requested to maintain it.

14.  Informed Agreement.  Employee has read and fully understands the terms of this Agreement and its significance and consequences.   Employee acknowledges that the Company has advised Employee to review the terms of this Agreement with an attorney and that Employee has either done so or knowingly waived Employee’s right to do so.  Employee further acknowledges that this Agreement is voluntary and has not been given as a result of any coercion.

15.  Review and Revocation.  Employee has a period of twenty one (21) days during which to consider this Agreement prior to signing, but may sign it in less than 21 days at Employee’s option (“Review Period”).  Employee will have a period of seven (7) days after signing in which to revoke this Agreement.  This Agreement will not become effective or enforceable until the seven-day revocation period has expired.  Employee may revoke this Agreement by delivering a written notice to Jill Boyle at Onvia, Inc., 1260 Mercer Street, Seattle, WA 98109 no later than the seventh day after signing this Agreement.

16.  Entire Agreement.  This Agreement is the entire agreement between Employee and the Company, and it supersedes and replaces all prior written and oral agreements between the parties with respect to its subject matter.  The Company has not made any promises to Employee other than those included within this Agreement.  No supplement or modification of this Agreement will be valid, unless it is made in writing and signed by both parties.

17.  Severability. If any provision or portion of this Agreement is held to be unenforceable or invalid, the remainder of this Agreement will nevertheless continue to be enforceable and valid.

18.  Governing Law.  This Agreement will be governed, interpreted and enforced in accordance with the laws of the State of Washington without regard to its choice of law principles.

19. Attorneys’ Fees and Costs. In the event of any action or proceeding arising out of or related to the Agreement, the prevailing party shall be entitled to recovery of their reasonable attorney’s fees and costs.

PLEASE READ CAREFULLY.  THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Employee Signature: ________________________ Printed Name: Peter W. Noble Senior VP of Sales Date:____________________________	Onvia, Inc. By: _____________________________ Michael D. Pickett Chairman, President and CEO Date:____________________________